Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-279108

Prospectus Supplement No. 3

(To Prospectus dated September 23, 2024)

Lotus Technology Inc.

15,037,030 AMERICAN DEPOSITARY SHARES UNDERLYING WARRANTS,

680,957,495 AMERICAN DEPOSITARY SHARES AND

5,486,784 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 23, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-279108), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on November 8, 2024. The Prospectus relates to (i) the issuance by Lotus Technology Inc. of up to 15,037,030 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 680,957,495 Ordinary Shares (including 5,486,784 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 5,486,784 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs and Warrants are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “LOT” and “LOTWW,” respectively. On November 7, 2024, the closing price of our ADSs on Nasdaq was $4.33 per share, and the closing price of our Warrants on Nasdaq was $0.2750 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-
16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2024

Commission File Number: 001-41970

Lotus Technology Inc.

(Translation of registrant’s name into English)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Bond Subscription Agreement

On November 7, 2024, the Company entered into a bond subscription agreement (the “Bond Subscription Agreement”) with Kershaw Health Limited, a private limited company incorporated in England and Wales (the “Subscriber”), pursuant to which the Subscriber agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Subscriber, a senior bond due 2029 (the “Bond”), with the principal amount of US$500,000,000, at a subscription price of 100% of the principal amount of the Bond. The Subscriber shall pay or cause to be paid the subscription price in the amount of US$500,000,000 to the Company within thirty (30) days after the issue date of the Bond. Pursuant to the Bond Subscription Agreement, prior to the purchase price of the Bonds has been paid in full by the Subscriber, the Company may at its option repurchase the Bond, in whole but not in part, at a repurchase price equal to the aggregate principal amount of the Bond paid by the Subscriber to the repurchase date (if any).

Copies of the Bond Subscription Agreement and the Form of Global Certificate are included in this current report on Form 6-K as Exhibit 10.1 and Exhibit 10.2, respectively, and the foregoing description of the Bond Subscription Agreement and the Bond is qualified in its entirety by reference thereto.

2

EXHIBIT INDEX

Exhibit No.	Description
10.1	Bond Subscription Agreement, dated November 7, 2024 by and between Lotus Technology Inc. and Kershaw Health Limited
10.2	Form of Global Certificate

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lotus Technology Inc.

By	:	/s/ Alexious Kuen Long Lee
Name	:	Alexious Kuen Long Lee
Title	:	Director and Chief Financial Officer

Date: November 8, 2024

4

Exhibit 10.1

SUBSCRIPTION AGREEMENT

dated November 7, 2024

by and between

LOTUS TECHNOLOGY INC.

and

KERSHAW HEALTH LIMITED

TABLE OF CONTENTS

i

SUBSCRIPTION AGREEMENT

THIS Subscription Agreement (this “Agreement”), dated November 7, 2024, is entered into by and between (i) Lotus Technology Inc., an exempted company incorporated in the Cayman Islands (the “Company”), and Kershaw Health Limited, a private limited company incorporated in England and Wales (the “Subscriber”). Each of the Company and the Subscriber is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Subscriber desires to subscribe for and purchase, and the Company desires to issue and sell, certain senior bonds in a private placement pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:

ARTICLE I
DEFINITION AND INTERPRETATION

Section 1.01        Definition, Interpretation and Rules of Construction

(a)          The following capitalized terms shall have the following meanings for purposes of this Agreement:

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“ADSs” means the American Depositary Shares, each representing one (1) Ordinary Share of the Company as of the date hereof;

“Affiliate” means an “affiliate” within the meaning of Rule 405 under the Securities Act;

“Agreement” has the meaning set forth in the Preamble;

“Board” means the Company’s Board of Directors;

“Bond” has the meaning set forth in Section 2.01;

“Business Day” means any weekday that is not a day on which banking institutions in the Cayman Islands, the Hong Kong Special Administrative Region, New York City or the PRC are authorized or required by law, regulation or executive order to be closed;

“Closing” has the meaning set forth in Section 2.02(a);

“Closing Date” has the meaning set forth in Section 2.02(a);

“Company” has the meaning set forth in the Preamble

“Company Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of the Company, as may be amended from time to time;

“Condition” means any condition to any Party’s obligation to effect the Closing as set forth in ARTICLE III, and collectively, the “Conditions”;

“Confidential Information” has the meaning set forth in Section 6.08(a);

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, arrangement or understanding;

“Encumbrance” means any mortgage, charge (whether legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect.

“Governmental Entity” means any supranational, national, provincial, state, municipal, local or other government, whether U.S., PRC or otherwise, any instrumentality, subdivision, administrative agency or commission thereof, court, other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any self-regulatory agency (including any stock exchange);

“HKIAC” has the meaning set forth in Section 6.02;

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has or would reasonably be expected to have a material adverse effect on (a) the business or operations of the Company and its Subsidiaries (taken as a whole) as presently conducted, or the condition (financial or otherwise), assets or results of operation of the Company and its Subsidiaries (taken as a whole) or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or any Subsidiary relating to or arising in connection with (i) any action expressly required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of the Subscriber, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally, (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) changes in generally accepted accounting principles, (v) changes in general legal, tax or regulatory conditions, (vi) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest, or (vii) earthquakes, hurricanes, floods, epidemic-induced public health crises or other disasters; provided further, however, that any event, occurrence, fact, condition, change or development referred to in clauses (ii), (vi) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, change or development has a disproportionate effect on the Company or its Subsidiaries (taken as a whole) compared to other similarly situated participants in the industries and geographies in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Nasdaq” means Nasdaq Stock Market LLC;

“Ordinary Shares” means ordinary shares, par value US$ 0.00001 per share, in the share capital of the Company;

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof;

“PRC” means the People’s Republic of China;

“Subscriber” has the meaning set forth in the Preamble;

“Subscription Price” means US$500,000,000;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the 1934 Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC;

“Securities Act” means the United States Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder;

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company);

“Transaction Documents” means, collectively, this Agreement, the Bond and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“U.S.” or “United States” means the United States of America;

(b)          In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)                 The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(ii)                When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or clause, such reference is to an Article, Section, Exhibit, Schedule or clause of this Agreement.

(iii)            The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(iv)            Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(v)             The words “hereof” , “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vi)            All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(vii)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(viii)          The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(ix)             The term “$” or “US$” means United States Dollars.

(x)              The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(xi)             References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable law.

(xii)           A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(xiii)           References herein to any gender include the other gender.

(xiv)         The Parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.01        Issuance, Sale and Subscription of the Bond. Upon the terms and subject to the conditions of this Agreement, the Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Subscriber a senior bond due 2029 (the “Bond”), with the principal amount of US$500,000,000, in the form attached hereto as Exhibit A, at a subscription price of 100% of the principal amount of the Bond, and subject to, the terms and conditions set forth in the Bond, for the Subscription Price.

Section 2.02        Closing.

(a)          Closing. The closing of the issue of the Bonds shall take place remotely by electronic means on the earlier of (i) the date on which the Conditions (other than the Conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions at the Closing) are satisfied, or (ii) any other time as may be agreed by the Subscriber and the Company in writing (the “Closing Date”)

(b)          Closing Deliverables. At the Closing:

(i)               the Company shall deliver to the Subscriber the duly executed Bond dated as of the Closing Date and issued in the name of the Subscriber;

(ii)              the Subscriber shall deliver to the Company a copy of the credit facilities agreement (the “Facilities Agreement”) between the Subscriber and its commercial bank (“Subscriber’s Commercial Bank”) evidencing the Subscriber's Commercial Bank's commitment to provide the credit line necessary for the Subscriber to fund the Subscription Price;

(iii)            the Company shall deliver to the Subscriber a certificate, executed on behalf of the Company by an executive officer or other authorized person, dated as of the Closing Date, certifying to the fulfillment of the Conditions specified in Section 3.01(b), Section 3.01(c), Section 3.01(d), Section 3.01(e) and Section 3.01(f); and

(iv)             the Subscriber shall deliver to the Company a certificate, executed on behalf of the Subscriber by an executive or other authorized person, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 3.02(b), Section 3.02(c), and Section 3.02(d).

(c)          Restrictive Legend. The certificate or other document evidencing the Bond shall be endorsed with the following legend indicating that such securities have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale contained in this Agreement:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATES THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS AND ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT SHALL BE VOID. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATES THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS OR ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT SHALL BE VOID..

ARTICLE III
CONDITIONS TO CLOSING

Section 3.01        Conditions to Obligations of Subscriber. The obligations of the Subscriber to subscribe for, purchase and pay for the Bond as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Subscriber in its sole discretion:

(a)          Execution of Transaction Documents. The Company shall have duly executed and delivered to the Subscriber each of the Transaction Documents to which it is a party;

(b)          Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with it on or before the Closing Date;

(c)          Representations and Warranties; Covenants. The representations and warranties of the Company contained in the Transaction Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Company in this Agreement under Section 4.01(a), Section 4.01(b), Section 4.01(c), and Section 4.01(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date);

(d)          Approvals. The Company shall have obtained any approval from or with any Governmental Entity with respect to or on the part of the Company in connection with its valid execution, delivery, or performance of this Agreement and the Transaction Documents;

(e)          No Stop Order. There shall not be in force and effect any (A) law, rule or regulation (whether temporary, preliminary or permanent) or (B) order, judgment, verdict, subpoena, injunction, decree, ruling, determination or award by any Governmental Entity of competent jurisdiction, in either case, enjoining, prohibiting or having the effect of making illegal the consummation of the transactions contemplated by this Agreement;

(f)           No Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement;

(g)          Eligibility for Clearance and Settlement. The Securities shall have been declared eligible for clearance and settlement through Euroclear Bank SA/NV and Clearstream Banking S.A.

Section 3.02        Conditions to Obligations of the Company The obligations of the Company to issue and sell the Bond to the Subscriber as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)          Execution of Transaction Documents. The Subscriber shall have duly executed and delivered to the Company each of the Transaction Documents to which it is a party;

(b)          Performance. The Subscriber shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with it on or before the Closing Date, except for the Subscriber’s obligations to pay the Subscription Price, which shall be paid within thirty (30) days after the issue date of the Bond in accordance with Section 5.02;

(c)          Representations and Warranties; Covenants. The representations and warranties of the Subscriber shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date); provided that each representation and warranty made by the Subscriber in this Agreement under Section 4.02(a), Section 4.02(b), and Section 4.02(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date); and

(d)          No Stop Order. There shall not be in force and effect any (A) law, rule or regulation (whether temporary, preliminary or permanent) or (B) order, judgment, verdict, subpoena, injunction, decree, ruling, determination or award by any Governmental Entity of competent jurisdiction, in either case, enjoining, prohibiting or having the effect of making illegal the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01        Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber, as of the date hereof and as of the Closing Date (except for such representations and warranties made only as of a specific date) that, except as set forth in the SEC Documents:

(a)          Organization and Qualification. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted.

(b)          Capitalization. The authorized share capital of the Company and the shares thereof issued and outstanding were as set forth in the SEC Documents as of the dates reflected therein. All of the outstanding ordinary shares of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with the then effective memorandum and articles of association of the Company, the Act and all applicable securities laws, including the rules and regulations of e Nasdaq, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Documents and the Note, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c)          Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Documents to which it is a party and each other agreement, certificate, document and instrument to be executed by the Company pursuant to this Agreement and each other Transaction Document. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Board or otherwise. This Agreement has been and, at or prior to the Closing, each other Transaction Documents to be delivered at the Closing will be, duly executed and delivered by the Company. This Agreement constitutes and, upon the execution and delivery thereof by the Company, each other Transaction Documents to which it is a party will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d)          No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) result in a violation of the Company Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party, or (iii) subject to the terms of this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations, and the rules and regulations of Nasdaq applicable to the Company or by which any property or asset of the Company is bound or affected), except in the case of (ii) and (iii) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)          Consents. Assuming the accuracy of the representations and warranties of the Subscriber under this Agreement and other Transaction Documents, in connection with the entering into and performance of this Agreement and the other Transaction Documents, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, (i) any Governmental Entity in order for it to execute and deliver the Transaction Documents or perform any of its obligations under or contemplated by the Transaction Documents or (ii) any third party pursuant to any agreement, indenture or instrument to which the Company is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for (x) any required filing or notifications regarding the issuance of additional securities with the SEC or Nasdaq; or (y) the failure to obtain such consent, authorization, order, or make such filing or registration that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)           No Material Adverse Effect. Since December 31, 2023, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)          Compliance with Applicable Laws. Except as set forth in the SEC Documents, each of the Company and its Subsidiaries has conducted its businesses in compliance with all applicable laws, regulations and applicable stock exchange requirements, except where the failure to be in compliance, individually or in the aggregate, do not and would not reasonably be expected to have, a Material Adverse Effect, and as of the date of this Agreement, the Company has not received any comment letter from the SEC or the staff thereof or any notices from Nasdaq regarding non-compliance with any of such Governmental Entity’s rules or regulations.

(h)          Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Company or any of its Subsidiary

(i)            No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to the Subscriber in accordance with the terms thereof.

Section 4.02        Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company as of the date hereof and as of Closing (except for such representations and warranties made only as of a specific date), as follows:

(a)          Organization. The Subscriber is a company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(b)          Authorization; Enforcement; Validity. The Subscriber has the requisite entity power and authority to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party. The execution and delivery of this Agreement by the Subscriber and the consummation of the transactions contemplated by and in compliance with the provisions of this Agreement have been, or at the Closing will be, duly authorized by all necessary entity action on the part of the Subscriber. This Agreement has been and, at or prior to the Closing, and each other Transaction Document to be delivered at the Closing will be, duly executed and delivered by the Subscriber and constitute the legal, valid and binding obligations of the Subscriber. This Agreement constitutes and, upon the execution and delivery thereof by the Subscriber, each other Transaction Document will constitute, the legal, valid and binding obligations of the Subscriber, enforceable against the Subscriber in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)          No Conflicts. The execution, delivery and performance by the Subscriber of this Agreement and the other Transaction Documents and the consummation by the Subscriber of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the organizational or constitutional documents of the Subscriber, or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state, and any other applicable, securities laws) applicable to the Subscriber, except in the case of clause (ii) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Subscriber to perform its obligations hereunder.

(d)          Consents and Approvals. Neither the execution and delivery by the Subscriber of this Agreement or any other Transaction Document, nor the consummation by the Subscriber of any of the transactions contemplated hereby or thereby, nor the performance by the Subscriber of this Agreement or any other Transaction Document in accordance with its respective terms, requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Entity or any third party prior to the Closing, except (i) any filing or report required to be made with or submitted to the SEC and (ii) for such that would not have a material adverse effect on the Subscriber’s ability to consummate the transactions contemplated by this Agreement.

(e)          Status and Investment Intent.

(i)                 Investment Experience. The Subscriber is a sophisticated investor with knowledge and experience in financial and business matters such that the Subscriber is capable of evaluating the merits and risks of the investment in the Bond. The Subscriber has carefully reviewed all documents relating to the transactions contemplated by this Agreement and has been provided with all other materials that it considers relevant to the transactions contemplated by this Agreement, has had a full opportunity to ask questions of and receive answers from the Company or any person acting on behalf of the Company concerning the terms and conditions of transactions contemplated by this Agreement. In making its decision to invest in the Company, the Subscriber is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.

(ii)              Restricted Securities. The Subscriber acknowledges that the Bonds are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Subscriber further acknowledges that, absent an effective registration under the Securities Act, the Securities may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (z) pursuant to an exemption from registration under the Securities Act.

(iii)            Not U.S. Person. The Subscriber is not a “U.S. person” as defined in Rule 902 of Regulation S.

(f)           No Public Sale or Distribution. The Subscriber is acquiring the Bond for its own account and not with a view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act. The Subscriber does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Bond. The Subscriber is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(g)          Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Subscriber for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Subscriber.

(h)          No Additional Representations. The Subscriber makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Subscriber to the Company in accordance with the terms thereof.

ARTICLE V
COVENANTS AND FURTHER AGREEMENT

Section 5.01        Consents and Approvals. The Subscriber shall take all necessary actions to obtain all requisite internal consents, approvals, or authorizations with respect to Closing as soon as practicable after the date hereof and in any event prior to the Closing Date.

Section 5.02        Payment of Subscription Price. The Subscriber shall pay or cause to be paid by wire transfer of immediately available funds in the amount of the Subscription Price in U.S. dollars to a bank account designated in writing by the Company within thirty (30) days after the issue date of the Bond. The Company shall notify the Deutsche Bank AG, Hong Kong Branch in writing on the date on which the principal amount of the Bond has been paid in full (the “Payment Date”)

Section 5.03     Restriction on Assignment. Subject to any applicable laws and securities regulations, without the written agreement of the Company, the Subscriber shall not assign, transfer, or pledge the Bond, nor the Subscriber’s rights and obligations under this Agreement and the Bond, to any Person; provided, however, that the Subscriber shall be permitted to create Encumbrances over this Bond in favor of the Subscriber’s Commercial Bank solely for the purposes of securing the Subscriber’s obligations under the Facilities Agreement and provided, further that, subject to the paragraph below, any such Encumbrance shall not include or result in the transfer of title to or ownership of the Bond.

This Bond may not be assigned (other than for the purposes of creating an Encumbrance as described in the paragraph above), transferred or otherwise alienated without the prior written consent of the Company and shall be subject to the Company’s right to demand and receive an opinion of holder’s legal counsel (which counsel shall be reasonably acceptable to the Company) that the transfer does not violate any applicable securities laws. The Company shall also be a required a signatory for any such transfers or assignments.

Section 5.04        No Drawdown. Prior to the Payment Date, except as expressly permitted by the Company, the Subscriber shall not, and shall not permit any of its Affiliates to: (i) draw on the revolving credit facility available under the Facilities Agreement, or (ii) take any action that would result in a decrease of the total amount of revolving credit facility available for Drawdown by the Subscriber or otherwise affect the ability of the Subscriber to pay the Subscription Price (each of (i) and (ii), a “Drawdown”), in each case, without the Company executing the notice of such Drawdown as a required signatory. The Subscriber agrees that the Company shall be designated as a required signatory for any Drawdown prior to the earlier of the Payment Date or the termination of this Agreement, and covenants to take all necessary actions to cause such designation to become effective.

Section 5.05        Company’s Right to Repurchase. Prior to the Payment Date, the Company may at its option repurchase the Bond for cancellation, in whole but not in part, at a repurchase price equal to the aggregate principal amount of the Bond paid by the Subscriber to the repurchase date (if any). The Company shall provide no less than seven (7) Business Days’ notice of any such repurchase to the holders and Deutsche Bank AG, Hong Kong Branch. Any Bond surrendered or repurchased pursuant to this section shall be cancelled by the Deutsche Bank AG, Hong Kong Branch.

Upon the receipt of such repurchase notice from the Company, the Subscriber shall take any actions necessary to effectuate such repurchase and surrender upon the request of the Company. The Subscriber shall indemnify, defend and hold harmless the Company from and against any and all any and all damages, losses, liabilities, penalties, judgments, settlements, payments, fines, interest, costs incurred in connection with or arising out of the Subscriber’s breach of its obligations under this Agreement and the Bond.

Section 5.06        Expenses. Each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

Section 5.07        Settlement. The Company will cooperate with the Subscribers and will use its best efforts to facilitate the settlement of the Securities through Euroclear Bank SA/NV and Clearstream Banking S.A.

Section 5.08        Condition Precedent to Company’s Covenants. Notwithstanding anything to the contrary in this Agreement or the Bond, the Company’s covenants and other obligations under Sections 1, 5 and 6 of the Bond shall only come into effect on or after the Payment Date.

ARTICLE VI
MISCELLANEOUS

Section 6.01        No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 6.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to fraud.

Section 6.02        Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 6.02 There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 6.03        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the Subscriber may assign its rights and obligations under this Agreement to one or more of its Affiliates in connection with the Subscriber’s assignment of the Bond to such Affiliates with prior written notice to the Company. Any assignees or transferees of such permitted assignments or transfers pursuant to this Agreement shall be deemed to have expressly agreed to be bound by all terms and conditions contained in this Agreement and the Bond, as if such assignees or transferees were an original party hereto and thereto.

Section 6.04        Further Assurances. Each of the Subscriber and the Company shall, in good faith, cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.05        Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally or by internationally recognized overnight courier service; (ii) upon receipt, when sent by email if sent during normal business hours of the recipient, and if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

If to Company, at:	Lotus Technology Inc. Address: No. 800 Century Avenue Pudong District, Shanghai 200120 People’s Republic of China Attention: Alexious Lee Email: Alexious.Lee@lotuscars.com.cn
With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Address: 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Central Hong Kong Attention: Shu Du Email: shu.du@skadden.com
If to Subscriber, at:	Kershaw Health Limited Address: [REDACTED] Attn: [REDACTED] Email: [REDACTED]

Section 6.06        Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 6.07        Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto), together with the other Transaction Documents constitute the entire agreement, and supersede all other prior oral or written agreements between the Subscriber, the Company, their Affiliates and Persons acting on their behalf with respect to the subject matter hereof and thereof. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Subscriber. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 6.08        Confidentiality.

(a)          Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third Party. Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes. The Parties hereby agree, for the purpose of this Section 6.08, that the existence and terms and conditions of this Agreement and schedule hereof shall be deemed as Confidential Information.

(b)          Notwithstanding any other provisions in this Section 6.08, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided, that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy. In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any Transaction Document; provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, at the other Parties’ request and at the requesting Party’s cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

(c)          Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Documents; provided that, such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d)          Without the prior written consent of the Subscriber (regardless of whether or not the Subscriber is then a shareholder of the Company), the Company shall not, and shall cause its Affiliates not to, (i) use in advertising, publicity, announcements, or otherwise, the name of the Subscriber or any Affiliate of the Subscriber, either alone or in combination with any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Subscriber or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by the Company or any of its Affiliates has been approved or endorsed by the Subscriber or any of its Affiliates.

(e)          The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 6.09        Specific Performance. The Parties hereto acknowledge and agree irreparable harm would occur for which money damages would not be an adequate remedy in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to the Transaction Documents shall be entitled, in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise, to an injunction or injunctions, without posting a bond or undertaking and without proof of damages, to prevent breaches of the Transaction Documents and to enforce specifically the terms and provisions of the Transaction Documents.

Section 6.10        Termination.

(a)          Subject to Section 6.10(b) below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)                 by mutual agreement of the Company and the Subscriber;

(ii)              by the Company or the Subscriber if there is in force and effect any (A) law, rule or regulation (whether temporary, preliminary or permanent) or (B) order, judgment, verdict, subpoena, injunction, decree, ruling, determination or award by any Governmental Entity of competent jurisdiction, in either case, enjoining, prohibiting or having the effect of making illegal the consummation of the transactions contemplated by this Agreement;

(iii)            by the Subscriber if any representation or warranty made by the Company under this Agreement shall have become untrue or there has been a breach of any covenant or agreement by the Company under this Agreement, which breach cannot be cured or, if it is capable of being cured, that is not cured within seven (7) Business Days of its occurrence, in either case such that the conditions set forth in Section 3.01 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that the Subscriber shall not have the right to terminate this Agreement pursuant to this Section 6.10(a)(iv) if the Subscriber shall have materially breached or failed to perform any of its representation or warranty or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth in Section 3.01; or

(iv)             by the Company if any representation or warranty made by the Subscriber under this Agreement shall have become untrue or there has been a breach of any covenant or agreement by the Subscriber under this Agreement, which breach cannot be cured or, if it is capable of being cured, that is not cured within seven (7) Business Days of its occurrence, in either case such that the conditions set forth in Section 3.02 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.10(a)(v) if the Company shall have materially breached or failed to perform any of its representation or warranty or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth Section 3.02.

(b)          In the event of termination of this Agreement as provided in Section 6.10(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto and, as applicable, the officers, directors and shareholders of each party, except that the provisions of ARTICLE VI hereof shall remain in full force and effect; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

Section 6.11        Execution in Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signatures in the form of electronically imaged “.pdf” shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signatures were original.

Section 6.12        Remedies and Waivers. No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (i) affect that right, power or remedy; or (ii) operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise or any other right, power or remedy. Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Lotus Technology Inc.

By:	/s/ FENG Qingfeng
Name:	FENG Qingfeng
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Kershaw Health Limited

By:	/s/ Jason Coombes
Name:	Jason Coombes
Title:	Director

Exhibit 10.2

Mayer Brown comments dated November 8, 2024

FORM OF GLOBAL CERTIFICATE

LOTUS TECHNOLOGY INC.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS AND ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT SHALL BE VOID.

THIS SECURITY IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE FISCAL AGENCY AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE FISCAL AGENCY AGREEMENT.

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No. [•]	COMMON CODE: 292867883
ISIN: XS2928678833

LOTUS TECHNOLOGY INC.

GLOBAL CERTIFICATE

US$

6.0% Bond due 2029

Introduction

This Global Certificate is issued in respect of the U.S.$500,000,000 6.0% Bond due 2029 (the “Bonds”) of Lotus Technology Inc., an exempted company incorporated in the Cayman Islands (the “Issuer”) with its principal place of business at No. 800 Century Avenue, Pudong District, Shanghai, People’s Republic of China. The Bonds are the subject of a fiscal agency agreement dated [●] 2024 (as amended and/or supplemented from time to time, the “Fiscal Agency Agreement”) and made between the Issuer and Deutsche Bank AG, Hong Kong Branch as fiscal agent (the “Fiscal Agent”, which expression includes any successor fiscal agent appointed in connection with the Bonds), as registrar and transfer agent (in each such capacity, the “Registrar” and the “Transfer Agent”, which expression includes any successor registrar and additional transfer agent appointed from time to time in connection with the Bonds) and any other agents appointed thereunder.

Capitalized terms used but not defined here have the meanings assigned to such terms in the Conditions and the Fiscal Agency Agreement.

References to Conditions

Any reference herein to the Conditions is to the terms and conditions of the Bonds attached hereto and any reference to a numbered Condition is to the correspondingly numbered provision thereof.

Registered holder

This Global Certificate certifies that:

DB Nominees (Hong Kong) Limited

is, at the date hereof, registered in the register maintained by the Registrar in relation to the Bonds (the “Register”) as the duly registered holder (the Holder) of U.S.$500,000,000 in aggregate principal amount of the Bonds.

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Promise to pay

The Issuer, for value received, hereby promises to pay to DB Nominees (Hong Kong) Limited, as nominee of the Common Depositary for the accounts of Euroclear and Clearstream, or registered assigns, upon surrender hereof the principal sum of up to UNITED STATES DOLLARS on [●], 2029, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof.

Interest Rate: 6.0% per annum.

Interest Payment Dates: [●] of each year, commencing [●], 2025.

Interest Record Dates: One Clearing System Business Day immediately preceding each Interest Payment Date, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except December 25 and January 1 in each year.

Reference is hereby made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Date:

Lotus Technology Inc.

By:
Name:
Title:

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Certificate of Authentication

This is the 6.0% Bond due 2029 described in the Subscription Agreement and the Fiscal Agency Agreement referred to in this Bond.

Date: [•]

DEUTSCHE BANK AG, HONG KONG BRANCH (incorporated in the Federal Republic of Germany & members’ liability is limited) as Registrar

By:

Name:
Title:

By:

Name:
Title:

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FORM OF REVERSE OF GLOBAL CERTIFICATE

LOTUS TECHNOLOGY INC.

6.0% Bond due 2029

Terms and Conditions

1.        Principal and Interest.

The Issuer promises to pay the principal of this Bond on [●], 2029 (the “Maturity Date”).

The Issuer promises to pay interest on the principal amount of this Bond on each Interest Payment Date, as set forth on the face of this Bond, at the rate of 6.0% per annum.

Interest will be payable in arrears (to the Bondholders of record of the Bond at the close of business on one Clearing System Business Day immediately preceding the Interest Payment Date) on [●] of each year, commencing [●], 2025.

Interest on this Bond will accrue from the most recent date to which interest has been paid on this Bond (or, if there is no existing default in the payment of interest and if this Bond is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the date on which the Bonds were issued (each such date is referred to herein as the “Payment Date”). The period beginning on and including the Payment Date and ending on but excluding the Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date is called an “Interest Period”. Interest on the Bonds shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Bondholders on a special record date, which will be the 15th day preceding the date fixed by the Issuer for the payment of such interest, whether or not such day is a Business Day. At least 15 days before a special record date, the Issuer will send to each Holder and to the Fiscal Agent a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

The Issuer shall notify the Paying Agent and the holder(s) in writing upon the occurrence of the Payment Date.

2.       Subscription Agreement and Fiscal Agency Agreement.

This Bond was issued under a Subscription Agreement, dated as of [●], 2024 between the Lotus Technology Inc., an exempted company incorporated in the Cayman Islands (the “Issuer”) with its principal place of business at No. 800 Century Avenue, Pudong District, Shanghai, People’s Republic of China, and Kershaw Health Limited, a private limited company incorporated in England and Wales (the “Bondholder”). Solely between the Issuer and the Bondholder, the terms of the Bond include those stated in the Subscription Agreement. The Bond is subject to all such terms, and holders are referred to the Subscription Agreement for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Bond and the terms of the Subscription Agreement, the terms of the Subscription Agreement will control. For the avoidance of doubt, the Agents will not be bound by or have notice of any of the terms and provisions of the Subscription Agreement.

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In addition, the Issuer and the Fiscal Agent have entered into the Fiscal Agency Agreement (the “Fiscal Agency Agreement”) dated [●], 2024 between the Issuer, Deutsche Bank AG, Hong Kong Branch as fiscal agent, paying agent, transfer agent and registrar (including any successor thereof) and the other agents named in it, as such form is supplemented and/or modified and/or superseded by the provisions of this Global Certificate, which in the event of any conflict shall prevail). Other capitalized terms used in this Global Certificate shall have the meanings given to them in the Fiscal Agency Agreement, as the case may be.

The terms and conditions (“Condition(s)”) of the Bonds include those set forth in this Certificate.

For the purposes of this Certificate, (a) the holder of the Bond represented by this Certificate is bound by the provisions of the Fiscal Agency Agreement, (b) the Issuer certifies that the Registered Holder is, at the date hereof, entered in the Register as the holder of the Bonds represented by this Certificate, (c) this Certificate is evidence of entitlement only, (d) title to the Bonds represented by this Certificate passes only on due registration on the Register, and (e) only the holder of the Bonds represented by this Certificate is entitled to payments in respect of the Bonds represented by this Certificate.

3.       Issuer’s Right to Repurchase.

Prior to [the 30th day after the issue date] or a later date to be agreed by the Issuer (the “Repurchase Date”), the Issuer shall have the right to repurchase the Bonds for cancellation, in whole but not in part, at a repurchase price equal to the aggregate principal amount of the Bonds paid by the Bondholder up to the Repurchase Date (if any), if the principal amount of the Bonds has not been paid in full. The Issuer shall provide no less than seven (7) Business Days’ notice prior to the Repurchase Date of any such repurchase to the Bondholders and the Agents and specify the Repurchase Date in such notice. The Issuer shall be solely responsible for determining the repurchase price for such repurchase prior to the date on which the principal amount of the Bonds has been paid in full which will be conclusive and binding on the Bondholders and notified to the Agents. While the Notes are in global form and held through the clearing systems, a repurchase pursuant to this Condition 3 shall require the Issuer and the Bondholder(s) to comply with the applicable procedures of the clearing systems.

4.       Optional Redemption.

After the date on which the principal amount of the Bonds has been paid in full and before the Maturity Date, the Issuer may at its option redeem the Bond, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Bonds plus accrued and unpaid interest, if any, to (but not including) the redemption date. Unless provided otherwise, the Issuer will give not less than 30 days’ nor more than 60 days’ notice of any redemption pursuant to this Condition 4 to the Bondholders, the Fiscal Agent and each Agent.

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A Bond of US$200,000 in principal amount or less shall not be redeemed in part. If any Bond is to be redeemed in part only, the notice of redemption relating to such Bond will state the portion of the principal amount to be redeemed. On and after the redemption date, interest will cease to accrue on Bonds or portions of them called for redemption. Any Bond surrendered or redeemed pursuant to the provisions of this Condition shall be cancelled by the Paying Agent.

5.       Registered Form; Denominations; Transfer; Exchange.

The Bond is in registered form without coupons in denominations of US$200,000 and any multiple of US$1,000 in excess thereof.

If (1) at any time the Common Depositary notifies the Issuer that it is unwilling or unable to continue as common depositary for the Global Certificate and a successor common depositary is not appointed within 90 days after the Issuer receives such notice or becomes aware of such ineligibility, (2) either Euroclear or Clearstream, or a successor clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so, or (3) any of the Notes has become immediately due and payable in accordance with Sections 6 and 7 and the Issuer has received a written request from a Bondholder, the Issuer will execute, and the Registrar, upon receipt of an authentication and delivery order from the Issuer directing the authentication and delivery thereof, will authenticate and deliver, Definitive Certificate (which may bear an applicable securities law legend) in any authorized denominations in an aggregate principal amount equal to the principal amount of Bonds in exchange for such Global Certificate.

The Issuer will notify the Bondholder(s) of the occurrence of any of the events specified above as soon as practicable thereafter.

In exchange for this Global Certificate, or on endorsement in respect of the part thereof to be exchanged, the Issuer shall deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Certificate in or substantially in the form set out in Part 2 of Schedule 1 to the Fiscal Agency Agreement. The Registrar and the Fiscal Agent may require a Bondholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Bondholder to pay any taxes and fees required by law or permitted by the Fiscal Agency Agreement. Such Definitive Certificate shall be registered in such names as the Bondholder shall direct in writing.

This Global Certificate is evidence of entitlement only. Title to the Bonds passes only on due registration in the register of Bondholders and only the duly registered holder is entitled to payments on the Bonds in respect of which this Global Certificate is issued.

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6.        Events of Default

For purposes of the Bond, an “Event of Default” shall be deemed to have occurred if any of the following events occurs on or after the Payment Date, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority or otherwise:

(a)       default for 30 days in payment of any interest when due and payable on the Bond;

(b)       default in payment of principal of the Bond when due and payable at maturity, upon redemption or otherwise;

(c)       default by the Issuer or any of its subsidiaries or variable interest entities that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (each a “Significant Subsidiary”) in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount US$100 million (or its equivalent in any other currency or currencies) or more in the aggregate of the Issuer and/or any Subsidiary of the Issuer, whether such indebtedness now exists or shall hereafter be created, which default results (A) in such indebtedness becoming or being declared due and payable or (B) from a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise and, in each case, such default continues for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto; provided that any such Event of Default shall be deemed cured and not continuing upon payment of such indebtedness, rescission of such declaration of acceleration or waiver or with consent of the lender;

(d)       failure by the Issuer or any of its Significant Subsidiaries to pay final judgments aggregating in excess of US$100 million (or its equivalent in any other currency or currencies) (excluding any amounts covered by insurance) rendered against the Issuer or any of the Issuer’s Significant Subsidiaries, which judgement remains unpaid, undischarged or unstayed for a period of more than 60 days;

(e)       the Issuer or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(f)       an involuntary case or other proceeding shall be commenced against the Issuer or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Issuer or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

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7.        Consequences of Events of Default.

On or after the Payment Date:

(a)       If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority), then,

(i)       in each and every such case (other than an Event of Default specified in Condition 5(e)), unless the principal of the Bond shall have already become due and payable, the holder may by notice in writing to the Issuer (the “EoD Notice”) require the Issuer to repurchase for cash all or any portion of the Bond on the tenth (10th) Business Day after the date of the EoD Notice at a repurchase price (the “EoD Repurchase Price”) equal to (A) 100% of the principal amount thereof, plus accrued and unpaid interest, if any; or

(ii)       if an Event of Default specified in Condition 5(e) occurs and is continuing, the Issuer shall promptly repurchase for cash all of the Bond at a repurchase price equal to the EoD Repurchase Price without any action on the part of the holder.

(b)       Condition 6(a), however, is subject to the condition that if, at any time after the outstanding principal of the Bond shall have been so declared due and payable, and before any arbitral award for the payment of the monies due shall have been obtained or entered as provided in the Subscription Agreement, the Issuer has paid or deposited with the Paying Agent a sum sufficient to pay the outstanding principal of and accrued and unpaid interest, if any and any other amounts due and payable on the Bond that shall have become due otherwise than by acceleration, and if (1) rescission would not conflict with any such arbitral award and (2) any and all existing Events of Default under the Bond, other than the nonpayment of the principal of and any other amounts due and payable on the Bond that shall have become due solely by such acceleration, shall have been cured or waived, then and in every such case the Bondholder, by written notice to the Issuer (with a copy to the Fiscal Agent), may waive all defaults or Events of Default with respect to the Bond and rescind and annul such declaration and its consequences and such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Bond; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any default or Event of Default resulting from the nonpayment of the principal of, or any other amounts due and payable on, the Bond.

8.       Taxation

All payments of principal, premium and interest by or on behalf of the Issuer in respect of the Bond shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States of America, the Cayman Islands or the PRC or any authority therein or thereof having power to tax (each a “Relevant Jurisdiction”), unless such withholding or deduction is required by law.

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If the Issuer is required to make a deduction or withholding in respect of tax of a Relevant Jurisdiction, the Issuer shall pay such additional amounts (“Additional Tax Amounts”) as will result in receipt by the Bondholder of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Tax Amounts shall be payable in respect of any Bond:

(a)       for or on account of:

(i)       any taxes that would not have been imposed but for:

(A)       the existence of any present or former connection between the holder or beneficial owner of such Bond, as the case may be, and the Relevant Jurisdiction, including without limitation, such holder or beneficial owner being or having been a citizen or resident of the Relevant Jurisdiction, being or having been treated as a resident of the Relevant Jurisdiction, being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having or having had a permanent establishment in the Relevant Jurisdiction, other than merely holding such Bond or the receipt of payments thereunder;

(B)       the failure of the holder or beneficial owner of such Bond to comply with a timely request of the Issuer addressed to such holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Jurisdiction;

(C)       the presentation of such Bond (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, or interest on, such Bond, as applicable, became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Tax Amounts if it had presented such Bond for payment on any date within such 30-day period; or

(D)       the presentation of such Bond (where presentation is required) for payment in the Relevant Jurisdiction, unless such Bond could not have been presented for payment elsewhere;

(ii)       any estate, inheritance, gift, sale, transfer, excise, personal property, net income or similar tax;

(iii)       any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction pursuant to the implementation of FATCA, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement with respect thereto, or any other agreement pursuant to the implementation of FATCA; or

(iv)       any combination of taxes referred to in the preceding clauses (i), (ii) and (iii); or

(b)       with respect to any payment of the principal of, or interest on, such Bond to or for the account of a fiduciary, partnership or other fiscally transparent entity or any other person (other than the sole beneficial owner of such payment) to the extent that a beneficiary or settlor with respect to that fiduciary, or a partner or member of that partnership or fiscally transparent entity or a beneficial owner with respect to such other person, as the case may be, would not have been entitled to such additional amounts had such beneficiary, settlor, partner, member or beneficial owner held directly the Bond with respect to which such payment was made.

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Any reference herein to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Condition 8 or any undertaking given in addition to or in substitution of this Condition 8.

9.       Amendment and Waiver

Subject to certain exceptions and the terms of the Fiscal Agency Agreement (including, but not limited to, Clause 15), the Fiscal Agency Agreement and the Bond may be amended, or default may be waived, with the consent of the holder(s) of a majority in aggregate principal amount of the outstanding Bond.

Subject to the terms of the Fiscal Agency Agreement (including, but not limited to, Clause 15), without notice to or the consent of any holder, the Issuer and the Fiscal Agent may amend or supplement the Fiscal Agency Agreement, the Conditions or the Bond to, among other things, cure any ambiguity, defect or inconsistency.

10.       Authentication.

This Bond is not valid until the Registrar signs the certificate of authentication on the other side of this Bond.

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11.       Governing Law.

This Bond shall be governed by, and construed in accordance with, the laws of the State of New York.

12.       Abbreviations.

Customary abbreviations may be used in the name of a holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

13. ISIN and Common Code

The Issuer in issuing the Bonds may use “ISIN” and "Common Code" numbers, and if so, such ISIN and Common Code numbers shall be included in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN and Common Code numbers printed on the notice or on the Bonds, and that reliance may be placed only on the other identification numbers printed on the Bonds. The Issuer will promptly notify in writing the Agents of any change in the ISIN and Common Code numbers.

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TRANSFER NOTICE

FOR VALUE RECEIVED, the undersigned hereby transfers to:

(PRINT NAME AND ADDRESS OF TRANSFEREE)

US$___________ principal amount of this Bond, and all rights with respect thereto, and irrevocably constitutes and appoints __________________________ as attorney to transfer this Bond on the books kept for registration thereof, with full power of substitution.

Dated
Certifying Signature
Signed

Acknowledged:

Dated

LOTUS TECHNOLOGY INC.

By:
Name:
Title:

Bond:

(i) The signature on this transfer form must correspond to the name as it appears on the face of this Bond in every particular.

(ii) A representative of the holder of the Bond should state the capacity in which he or she signs (e.g., executor).

(iii) The signature of the person effecting the transfer shall conform to any list of duly authorized specimen signatures supplied by the registered holder or shall be certified in such other manner as any [agent] may require.

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SCHEDULE OF EXCHANGES

The following changes in the aggregate principal amount of the Bond represented by this Global Certificate have been made:

Date of Decrease/ Increase	Amount of decrease in aggregate principal amount of the Bond	Amount of increase in aggregate principal amount of the Bond	Outstanding Balance

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FISCAL AGENT, TRANSFER AGENT, PAYING AGENT AND REGISTRAR

DEUTSCHE BANK AG, HONG KONG BRANCH

60/F, International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

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